FORM 4
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

____Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.  Name and Address of Reporting Person

    French, Donald Anthony
    425 Corporate Circle
    Golden, CO  80401

2.  Issuer Name and Ticker or Trading Symbol

    UQM Technologies, Inc. (UQM)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####

4.  Statement for Month/Year

    December, 2001

5.  If Amendment, Date of Original (Month/Year)

    N/A

6.  Relationship of Reporting Person to Issuer

    Officer:  Treasurer and Secretary

TABLE I-Non-Derivative Securities Acquired, Disposed Of, or Beneficially Owned

1.  Title of Security (Instr. 3)

    Line 1-Common Stock

2.  Transaction Date (Month/Day/Year)

    Line 1-December 31, 2001

3.  Transaction Code (Instr. 8)

    Line 1-M

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    Line 1-Acquired 1,235 shares of Common Stock

5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 63,561 Shares.

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

    All Holdings are Indirect

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    52,561 Shares Indirectly by a Limited Partnership of which Mr. French is the General Partner and 11,000 Shares Indirectly by a Trust for the Benefit of Mr. French

TABLE II-Derivative Securities Acquired, Disposed Of, or Beneficially Owned
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

1.  Title of Derivative Security (Instr. 3)

	Line 1-Call option

2.  Conversion or Exercise Price of Derivative Security

	Line 1-$3.36

3.  Transaction Date (Month/Day/Year)

	Line 1-December 31, 2001

4.  Transaction Code (Instr. 8)

	Line 1-M

5. Number of Derivative Securities Acquired (A) or Disposed of(D) (Instr. 3, 4 and 5)

	Line 1-Disposed of call options on 1,235 shares of common stock

6.  Date Exercisable and Expiration Date (Month/Day/Year)

	Line 1-Date exercisable: December 31, 2001;
               Expiration date: December 31, 2001

7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

	Line 1-1,235 shares of common stock

8.  Price of Derivative Security (Instr. 5)

	Line 1-N/A

9.  Number of Derivative Securities Beneficially Owned at End of
    Month (Instr. 4)

	Call Options on 535,571 Shares

10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 4)

         535,571 Shares Indirect

11. Nature of Indirect Beneficial Ownership (Instr. 4)

    Limited Partnership of which Mr. French is the General Partner

Explanation of Responses: none.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


/s/Donald A. French                                January 4, 2002
**Signature of Reporting Person                         Date